Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-115523

Aeolus Pharmaceuticals, Inc.

(f/k/a Incara Pharmaceuticals Corporation)

Prospectus Supplement No. 10 dated January 28, 2005

(To Prospectus dated May 27, 2004)

6,156,000 shares of common stock

This Prospectus Supplement supplements information contained in that certain Prospectus, dated May 27, 2004, as amended or supplemented, relating to the offer and sale by the selling stockholders listed in the Prospectus of up to 6,156,000 shares of common stock of Aeolus Pharmaceuticals, Inc. (f/k/a Incara Pharmaceuticals Corporation). This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

As a result of the name change, which was effective on July 16, 2004, our common stock is traded on the OTC Bulletin Board under the symbol “AOLS.”

Filing of Current Report on Form 8-K

On January 28, 2005, we filed a Current Report on Form 8-K, the contents of which are to be included as the last paragraph in the discussion under the heading “Our Business - Stroke” on page 15 of the Prospectus and are set forth below:

Based upon published and unpublished pre-clinical data developed with its catalytic antioxidant compound, AEOL 10150, and depending upon the results of its current single-dose safety and tolerability study of AEOL 10150 in patients with amyotrophic lateral sclerosis, or ALS, Aeolus Pharmaceuticals, Inc. anticipates scheduling a meeting and then meeting with the U.S. Food and Drug Administration in the second quarter of 2005 to discuss the filing of the required regulatory documents to initiate a Phase 2 efficacy study of AEOL 10150 in patients with stroke.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The date of this Prospectus Supplement No. 10 is January 28, 2005.